Exhibit 99.1

CorEnergy Announces Closing of Offerings of Common Stock and Convertible Notes

FOR IMMEDIATE RELEASE

KANSAS CITY, Mo. – June 29, 2015 – CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) (“CorEnergy” or the “Company”) today announced the closing of its two previously announced public offerings, a follow-on offering of common stock and a convertible notes offering.

In its common stock offering, CorEnergy issued today 12.9375 million shares of common stock, including the full exercise of the underwriters’ over-allotment option, at a purchase price of $6.00 per share. The common stock offering generated net proceeds of $73,549,688 after deducting underwriting discounts. Following the closing today, CorEnergy has 59,611,473 shares of common stock outstanding.

In its convertible notes offering, CorEnergy issued today $115 million in unsecured convertible senior notes, including the full exercise of the underwriters’ over-allotment option. The coupon rate is 7%, and the initial conversion price of $6.60 per share of common stock represents a premium of 10% to the $6.00 per share issue price. Net proceeds from the convertible notes offering were $111,262,500 after deducting underwriting discounts.

CorEnergy intends to use the net proceeds from the two offerings to partially finance the planned acquisition of the Grand Isle Gathering System, a subsea pipeline system in the Gulf of Mexico, from Energy XXI Ltd (NYSE: EXXI). The Company has ample available liquidity and intends to complete the acquisition on or about June 30, 2015, prior to having an amended credit agreement in place. The Company expects thereafter to complete an amendment to its credit agreement that will provide the Company with access to funds for additional acquisitions.

BofA Merrill Lynch and Wells Fargo Securities acted as joint bookrunning managers for both the common stock offering and the convertible notes offering. Stifel Nicolaus & Company, Incorporated acted as joint lead manager for the convertible notes offering. Stifel, Nicolaus & Company, Incorporated and Ladenburg Thalmann & Co. Inc. acted as co-managers for the common stock offering.

Electronic copies of the final prospectus supplements and accompanying base prospectus are available on the SEC website at www.sec.gov.

Hard copies of the prospectus supplements related to both offerings can be obtained from: BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or email dg.prospectus_requests@baml.com; or Wells Fargo Securities, 375 Park Avenue, New York, NY 10152, Attn: Equity Syndicate Department, by telephone at (800) 326-5897 or email a request to cmclientsupport@wellsfargo.com.

About CorEnergy Infrastructure Trust, Inc.

CorEnergy is a real estate investment trust (REIT) that owns essential midstream and downstream energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We seek long-term contracted revenue from operators of our assets, primarily under triple net participating leases. For more information, please visit corenergy.corridortrust.com.

Forward-Looking Statements

1100 Walnut, Suite 3350, Kansas City, MO 64106 | Main: 816-875-3705 | Fax: 816-875-5875 | corridortrust.com

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy’s Board of Directors and compliance with leverage covenants.

Contact Information:
•	Debbie Hagen, Investor Relations, 877-699-CORR (2677), info@corridortrust.com